Exhibit 99.1
BellRing Brands Reports Results for the First Quarter of Fiscal Year 2024; Raises Fiscal Year 2024 Outlook
St. Louis - February 5, 2024 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the first fiscal quarter ended December 31, 2023.
Highlights:
•First quarter net sales of $430.4 million
•Operating profit of $73.0 million, net earnings of $43.9 million and Adjusted EBITDA* of $100.5 million
•Generated $74.2 million in cash from operations
•Raised fiscal year 2024 net sales outlook to $1.87-$1.95 billion and Adjusted EBITDA* outlook to $375-$400 million
*Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” later in this release.
“Our first quarter performance was strong, coming in ahead of our expectations as we continued to ramp up our shake supply and began to drive demand. Premier Protein drove the outperformance as some customers chose to improve trade inventories as they headed into the ‘New Year, New You’ season that started in our second quarter. Premier Protein shake consumption growth remained robust this quarter, lifted by strong velocities and modest incremental promotional activity. Dymatize and Premier Protein powder businesses experienced strong consumption growth behind organic momentum and distribution gains,” said Darcy H. Davenport, President and Chief Executive Officer of BellRing. “Our second new greenfield co-manufacturing facility came online and overall shake capacity expansion is on track. Our strong start to 2024 gives us greater confidence in the full year and drives our decision to raise our outlook.”
Dollar consumption of Premier Protein ready-to-drink (“RTD”) shakes, Premier Protein powder products and Dymatize powder products increased 29.3%, 66.3% and 15.7%, respectively, in the 13-week period ended December 31, 2023, as compared to the same period in 2022 (inclusive of Circana United States (“U.S.”) Multi Outlet including Convenience and management estimates of untracked channels).
First Quarter Operating Results
Net sales were $430.4 million, an increase of 18.7%, or $67.7 million, compared to the prior year period, driven by 19.0% increase in volume and 0.3% decrease in price/mix.
Premier Protein net sales increased 18.9%, driven by 19.5% increase in volume and 0.6% decrease in price/mix. Premier Protein RTD shake net sales increased 19.0%, driven by 20.4% increase in volume and 1.4% decrease in price/mix. Volume growth was driven by distribution gains, organic growth and modest incremental promotional activity.
Dymatize net sales increased 20.9%, driven by 32.4% increase in volume and 11.5% decrease in price/mix. Volume growth was driven by distribution gains and organic growth, along with lapping a trade inventory de-load in the international and specialty channels in the prior year period. The decline in price/mix was driven by incremental promotional activity and unfavorable mix changes.
Gross profit was $148.0 million, or 34.4% of net sales, an increase of 21.5%, or $26.2 million, compared to $121.8 million, or 33.6% of net sales, in the prior year period. The higher gross profit margin was driven by net input cost deflation, which was partially offset by incremental promotional activity and lapping production attainment fees received in the prior year period.

Selling, general and administrative (“SG&A”) expenses were $52.8 million, or 12.3% of net sales, an increase of $11.1 million compared to $41.7 million, or 11.5% of net sales, in the prior year period. SG&A expenses in the first quarter of 2024 included higher employee costs and increased distribution and warehousing expenses on higher volumes.
Operating profit was $73.0 million, a decrease of 2.9%, or $2.2 million, compared to $75.2 million in the prior year period, and was negatively impacted by $17.4 million of accelerated amortization incurred in connection with the discontinuance of the North American PowerBar business, which was treated as an adjustment for non-GAAP measures.
Interest expense, net was $14.9 million and $16.7 million in the first quarter of 2024 and 2023, respectively. The decline was primarily driven by lower borrowings outstanding under the revolving credit facility. Income tax expense was $14.2 million in the first quarter of 2024, compared to $14.3 million in the first quarter of 2023. The effective income tax rate was 24.4% in both the first quarter of 2024 and 2023.
Net earnings were $43.9 million, a decrease of 0.7%, or $0.3 million, compared to $44.2 million in the prior year period. Net earnings per diluted common share were $0.33, flat compared to $0.33 in the prior year period. Adjusted net earnings* were $57.3 million, an increase of 27.6%, or $12.4 million, compared to $44.9 million in the prior year period. Adjusted diluted earnings per common share* were $0.43, an increase of 30.3%, compared to $0.33, in the prior year period.
Adjusted EBITDA* was $100.5 million, an increase of 18.4%, or $15.6 million, compared to $84.9 million in the prior year period.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Share Repurchases
During the first quarter of 2024, BellRing repurchased 0.2 million shares for $9.4 million at an average price of $44.27 per share. As of December 31, 2023, BellRing had $13.7 million remaining under its share repurchase authorization.
Outlook
For fiscal year 2024, BellRing management has raised its guidance range for net sales to $1.87-$1.95 billion (from $1.83-$1.91 billion) and Adjusted EBITDA to $375-$400 million (from $360-$390 million) (resulting in net sales and Adjusted EBITDA growth of 12%-17% and 11%-18%, respectively, over fiscal year 2023). BellRing management continues to expect fiscal year 2024 capital expenditures of approximately $2 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for mark-to-market adjustments on commodity hedges and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.

Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Tuesday, February 6, 2024 at 9:00 a.m. EST to discuss financial results for the first quarter of fiscal year 2024 and fiscal year 2024 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by registering in advance at the following link: BellRing Q1 2024 Earnings Conference Call. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales and Adjusted EBITDA and capital expenditures outlook for fiscal year 2024. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•BellRing’s dependence on sales from its RTD protein shakes;
•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;
•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third-party suppliers or manufacturers for the manufacturing of many of its products, pandemics and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•BellRing’s dependence on a limited number of third-party contract manufacturers for the manufacturing of most of its products, including one manufacturer for the majority of its RTD protein shakes;
•the ability of BellRing’s third-party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s reliance on a limited number of third-party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy, labor and other supplies);
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•consolidation in BellRing’s distribution channels;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;

•BellRing’s ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•the accuracy of BellRing’s market data and attributes and related information;
•changes in critical accounting estimates;
•uncertain or unfavorable economic conditions that limit customer and consumer demand for BellRing’s products or increase its costs;
•risks related to BellRing’s ongoing relationship with Post Holdings, Inc. (“Post”) following BellRing’s separation from Post and Post’s distribution of BellRing stock to Post’s shareholders (“ the Spin-off”), including BellRing’s obligations under various agreements with Post;
•conflicting interests or the appearance of conflicting interests resulting from certain of BellRing’s directors also serving as officers or directors of Post;
•risks related to the previously completed Spin-off, including BellRing’s inability to take certain actions because such actions could jeopardize the tax-free status of the Spin-off and BellRing’s possible responsibility for U.S. federal tax liabilities related to the Spin-off;
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•risks associated with BellRing’s international business;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third-party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with technology failures, cybersecurity incidents and corruption of BellRing’s data privacy protections;
•impairment in the carrying value of goodwill or other intangible assets;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts;
•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance; and
•other risks and uncertainties described in BellRing’s filings with the Securities and Exchange Commission.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended December 31,
	2023	2022
Net Sales	$430.4	$362.7
Cost of goods sold	282.4	240.9
Gross Profit	148.0	121.8
Selling, general and administrative expenses	52.8	41.7
Amortization of intangible assets	22.2	4.9
Operating Profit	73.0	75.2
Interest expense, net	14.9	16.7
Earnings before Income Taxes	58.1	58.5
Income tax expense	14.2	14.3
Net Earnings	$43.9	$44.2

Earnings per Common Share:
Basic	$0.33	$0.33
Diluted	$0.33	$0.33

Weighted-Average Common Shares Outstanding:
Basic	131.2	134.9
Diluted	133.0	135.1

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2023	September 30, 2023

ASSETS
Current Assets
Cash and cash equivalents	$85.0	$48.4
Receivables, net	178.6	168.2
Inventories	187.6	194.3
Prepaid expenses and other current assets	13.6	13.3
Total Current Assets	464.8	424.2

Property, net	8.6	8.5
Goodwill	65.9	65.9
Intangible assets, net	154.6	176.8
Deferred income taxes	7.5	4.2
Other assets	14.1	12.0
Total Assets	$715.5	$691.6

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$91.3	$89.0
Other current liabilities	71.2	61.2
Total Current Liabilities	162.5	150.2

Long-term debt	832.1	856.8
Deferred income taxes	0.4	0.4
Other liabilities	7.4	7.7
Total Liabilities	1,002.4	1,015.1

Stockholders’ Deficit
Common stock	1.4	1.4
Additional paid-in capital	20.6	19.3
Accumulated deficit	(146.2)	(190.1)
Accumulated other comprehensive loss	(2.3)	(3.1)
Treasury stock, at cost	(160.4)	(151.0)
Total Stockholders’ Deficit	(286.9)	(323.5)
Total Liabilities and Stockholders’ Deficit	$715.5	$691.6

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2023	2022
Cash provided by (used in):
Operating activities	$74.2	$36.3
Investing activities	(0.2)	(0.3)
Financing activities	(37.8)	(28.4)
Effect of exchange rate changes on cash and cash equivalents	0.4	0.5
Net increase in cash and cash equivalents	$36.6	$8.1

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings and Adjusted diluted earnings per common share
BellRing believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Accelerated amortization: BellRing has excluded non-cash accelerated amortization charges recorded in connection with the discontinuation of certain brands or the discontinuation of the use of certain brands in certain regions as the amount and frequency of such charges are not consistent. Additionally, BellRing believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
b.Mark-to-market adjustments on commodity hedges: BellRing has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
c.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
d.Separation costs: BellRing has excluded certain expenses incurred in connection with secondary offerings of shares of BellRing common stock previously held by Post, as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
e.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results. BellRing believes that Adjusted EBITDA as a percentage of net sales is useful to investors in evaluating BellRing’s operating performance because it allows for more meaningful comparison of operating performance across periods.
Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization including accelerated amortization, and the following adjustments discussed above: mark-to-market adjustments on commodity hedges, foreign currency gain/loss on intercompany loans and separation costs. Additionally, Adjusted EBITDA reflects an adjustment for the following item:
f.Stock-based compensation: BellRing’s compensation strategy includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended December 31,
	2023	2022
Net Earnings	$43.9	$44.2

Adjustments:
Accelerated amortization	17.4	—
Mark-to-market adjustments on commodity hedges	0.2	1.2
Foreign currency gain on intercompany loans	—	(0.6)
Separation costs	—	0.3
Total Net Adjustments	17.6	0.9
Income tax effect on adjustments (1)	(4.2)	(0.2)
Adjusted Net Earnings	$57.3	$44.9

(1) Income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the three months ended December 31, 2022, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended December 31,
	2023	2022
Diluted Earnings per Common Share	$0.33	$0.33

Adjustments:
Accelerated amortization	0.13	—
Mark-to-market adjustments on commodity hedges	—	0.01
Foreign currency loss on intercompany loans	—	(0.01)
Total Net Adjustments	0.13	—
Income tax effect on adjustments	(0.03)	—
Adjusted Diluted Earnings per Common Share	$0.43	$0.33

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2023	2022
Net Earnings	$43.9	$44.2
Income tax expense	14.2	14.3
Interest expense, net	14.9	16.7
Depreciation and amortization, including accelerated amortization	22.6	5.3
Stock-based compensation	4.7	3.5
Mark-to-market adjustments on commodity hedges	0.2	1.2
Foreign currency gain on intercompany loans	—	(0.6)
Separation costs	—	0.3
Adjusted EBITDA	$100.5	$84.9
Net Earnings as a percentage of Net Sales	10.2%	12.2%
Adjusted EBITDA as a percentage of Net Sales	23.4%	23.4%